EXHIBIT 4.1

ELDORADO GOLD CORPORATION

AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN

EMPLOYEES, CONSULTANTS & ADVISORS

(April 28, 2005)

1.         Purpose of the Plan: The purpose of this Stock Option Plan (the “Plan”) is to (a) assist Eldorado Gold Corporation (the “Company”) in attracting, retaining and motivating employees, consultants and advisors of the Company and of its affiliates (as defined under the Securities Act, (Ontario)) and directors and officers of the Company’s affiliates and (b) closely align the personal interests of such employees, consultants, advisors, directors and officers with those of the shareholders by providing them with the opportunity, through options, to acquire common shares (“Common Shares”) in the capital of the Company.

2.         Implementation: The grant and exercise of any options under the Plan are subject to compliance with the applicable requirements of each stock exchange on which the shares of the Company are or become listed and of any governmental authority or regulatory body to which the Company is subject.

3.         Administration: The Plan shall be administered by the Board of Directors of the Company (the “Board”) which shall, without limitation, have full and final authority in its discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations and actions deemed necessary or advisable for the administration of the Plan, including without limitation, for the purpose of ensuring compliance with Section 10 hereof. Any such interpretation, rule, determination or other act of the Board shall be conclusively binding upon all persons. The Board may delegate any or all of its authority with respect to the administration of the Plan and any or all of the rights, powers and discretion with respect to the Plan granted to it under this Plan to the Compensation Committee or such other committee of directors of the Company as the board of directors may designate. Upon any such delegation the Compensation Committee or other committee of directors, as the case may be, as well as the Board, shall be entitled to exercise any or all of such authority, rights, powers and discretion with respect to the Plan. When used in the context of this Plan “Board” shall be deemed to include the Compensation Committee or other committee of directors acting on behalf of the board of directors.

4.         Number of Shares Under Plan: Subject to reloading and to adjustments as permitted herein, 13,822,947 Common Shares (the “Optioned Shares”) shall be reserved, set aside and made available for issue under and in accordance with the Plan. In no event shall options be granted entitling any single individual to purchase in excess of one half of one percent (0.5%) of the then outstanding Common Shares. The total number of Common Shares that may be reserved for issuance to all non-executive directors pursuant to options shall not exceed one half of one percent (0.5%) of the Common Shares outstanding on a non-diluted basis on the grant date of the options. Notwithstanding section 6, in determining those non-executive directors entitled to grants of options and the number of options to be granted to non-executive directors, the Board shall not discriminate against any particular non-executive director and shall make such determinations in accordance with its duties to act honestly and in good faith with a view to the best interest of the Company. If option rights granted to an individual under the Plan are exercised, cancelled, expire or terminate for any reason in respect of certain Optioned Shares, such Optioned Shares may be made available for other options to be granted under the Plan.

[This section 4 amendment approved by: Shareholders resolutions as of June 5, 1995, to increase maximum number of shares from 1,180,000 to 2,000,000; June 27, 1996 to increase maximum number from 2,000,000 to 8,000,000; and May 31, 2000, to increase maximum number from 8,000,000 to 10,200,000; by Directors resolution as of January 30, 2004 to increase maximum number from 10,200,000 to 12,741,463; and by Shareholders resolutions as of April 28, 2005 to increase maximum number from 12,741,463 to 13,813,688.]

5.	Limits:
(a)

The maximum number of Common Shares issued and issuable pursuant to options granted under the Plan to Participants (as hereinafter defined), together with the number of Common Shares issued and issuable to any eligible participant under the Company’s Officers & Directors Incentive Stock Option Plan (as may be amended from time to time) and any other previously established or proposed share compensation arrangements, shall not exceed 9% of the Common Shares outstanding on a non-diluted basis at the date of grant of the options.

(b)

The maximum number of Common Shares issued and issuable pursuant to options granted under the Plan to Participants, together with the number of Common Shares issued and issuable to Participants under any other previously established or proposed share compensation arrangements shall not exceed 5% of the Common Shares outstanding on a non-diluted basis at the date of grant of the options.

6.	Eligibility: Options may be granted under the Plan to any person who is a:
(a)	full-time or part-time employee of the Company or of its affiliates,
(b)

consultant or advisor of the Company or of its affiliates that in the reasonable opinion of the Board, spends or will spend a significant amount of time and attention on the affairs and business of the Company or an affiliate of the Company, or

(c)	director or officer of an affiliate of the Company,

as the Board may from time to time designate as a participant (a “Participant”) under the Plan. A person who is an officer or director of the Company is not eligible for grants of options under this Plan. Subject to the provisions of this Plan, the total number of Optioned Shares to be made available under the Plan and to each Participant, the time or times and price or prices at which options shall be granted, the time or times at which such options are exercisable, and any conditions or restrictions on the exercise of options, shall be determined by the Board in its sole discretion.

7.	Terms and Conditions:
(a)

Exercise Price: The exercise price to each Participant for each Optioned Share shall be as determined by the Board, but shall in no event be less than the closing board lot price of the Common Shares on The Toronto Stock Exchange (“TSX”) on the last business day before the date on which the option is granted. If no Common Shares traded on such day, then the exercise price shall be the last board lot sale prior thereto.

(b)

Option Agreement: All options shall be granted under the Plan by means of an agreement (the “Option Agreement”) between the Company and each Participant in the form as may be approved by the Board. The Board may authorize one or more officers of the Company to execute and deliver and to receive documents on behalf of the Company.

(c)	Length of Grant: All options granted under the Plan shall expire not later than 4:30 p.m. (Vancouver time) on the tenth anniversary of the date such options were granted.
(d)

Non-Assignability of Options: An option granted under the Plan shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by a Participant other than by will or other testamentary instrument or the laws of succession and, subject to paragraph (k), may be exercisable during the lifetime of the Participant and, subject to paragraph (f), only by the Participant.

(e)

Vesting of Options: Without restricting the authority of the Board in respect of the terms of options to be granted hereunder, the Board may at its discretion, in respect of any such option, provide that the right to exercise such option will vest in installments over the life of the option, with the option being fully-exercisable only when such required time period or periods have elapsed and in connection therewith determine the terms under which vesting of options may be accelerated. Subject to the foregoing, each Participant, upon becoming entitled to exercise the option in respect of any Optioned Shares in accordance with the Option Agreement, shall be entitled to exercise the option to purchase such Optioned Shares at any time prior to the expiration or other termination of the Option Agreement.

(f)

Exercise and Payment: Any option granted under the Plan may be exercised by a Participant, or in the case of death, disability or illness, the legal representative of a Participant giving notice to the Company specifying the number of shares in respect of which such option is being exercised, accompanied by payment, in a form acceptable by the Company of the entire exercise price (determined in accordance with the Option Agreement) for the number of shares specified in the notice. Upon any such exercise of an option by a Participant the Company shall cause the transfer agent and registrar of the Common Shares to promptly deliver to such Participant or the legal representative of such Participant, as the case may be, a share certificate in the name of such Participant or the legal representative of such Participant, as the case may be, representing the number of shares specified in the notice.

(g)

Rights to Participants: The Participants shall have no rights as shareholders in respect to any of the Optioned Shares (including, without limitation, any right to receive dividends or other distributions, voting rights, warrants or rights under any rights offering) other than Optioned Shares in respect to which Participants have exercised their option to purchase and which have been issued by the Company.

(h)

Third Party Offer: If, at any time when an option granted under the Plan remains unexercised with respect to any Optioned Shares, an Offer to purchase all of the Common Shares of the Company is made by a third party, the Company shall use its best efforts to bring such offer to the attention of the Participants as soon as practicable and the Company may, at its option, require the acceleration of the time for the exercise of the option rights granted under the Plan and of the time for the fulfillment of any conditions or restrictions on such exercise (including without limitation vesting requirements).

(i)

Alterations in Shares: In the event of a share dividend, share split, share consolidation, share reclassification, exchange of shares, recapitalization, amalgamation, merger, consolidation, corporate arrangement, reorganization, liquidation or the like of or by the Company, the Board may make such adjustment, if any, of the number of Optioned Shares, or of the exercise price, or both, as it shall deemed appropriate to give proper effect to such event, including to prevent, to the extent possible, substantial dilution or enlargement of rights granted to Participants under the Plan. In any such event, the maximum number of shares available under the Plan may be appropriately adjusted by the Board. If because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Company of those in another company is imminent, the Board may, in a fair and equitable manner, determine the manner in which all unexercised option rights granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the exercise of such rights by the Participants and of the time for the fulfillment of any conditions or restrictions on such exercise(including without limitation vesting requirements). All determinations of the Board under this paragraph (i) shall be conclusively binding upon all persons.

(j)

Termination, Retirement or Resignation: Except as otherwise provided in this paragraph (j) or in paragraph (k), if a Participant’s employment, appointment as director or engagement as a consultant or advisor is terminated by the Participant or by the Company or by one of its affiliates all unexercised option rights of that Participant under the Plan shall immediately terminate, notwithstanding the original term of the option granted to such Participant under the Plan. Upon termination, other than for cause, Retirement (as hereafter defined), death, disability and illness, the Board will have the discretion to extend the expiry date of such options, to the extent such options were exercisable and had vested, for a period of 30 days from the date of termination, provided however that such period does not extend beyond the original term of the option. For the purposes of this paragraph, termination is determined to be the last day of active employment with the Company or its affiliate, as the case may be, regardless of any salary continuance or notice period provided from or to the Company or its affiliate.

Any Participant whose employment with the Company is terminated due to retirement on or after such Participant’s normal retirement date under the Company’s applicable retirement policy or due to early retirement with the consent of the Board (collectively, “Retirement”) shall have 365 days from the date of such termination to exercise any option granted hereunder to the extent such option was exercisable and had vested on such date of termination; provided, however, that no option shall be exercisable following the expiration of the original term of the option.

(k)

Deceased or Disabled Participant: In the event of the death, disability or illness of any Participant, the legal representatives of such Participant shall have the right for a period of 365 days from the date of death, disability or illness of the Participant to exercise the Participant’s option with respect to all of the Optioned Shares of the Participant to the extent they were exercisable and had vested on the date of death, disability or illness, provided however that such period does not extend beyond the original term of the option.

8.         Amendment and Discontinuance of Plan: The Board may from time to time amend or revise the terms of the Plan or may discontinue the Plan at any time, provided that no such action may in any manner adversely affect the rights under any options earlier granted to a Participant under the Plan without the consent of that Participant. Without limiting the foregoing, the Board is specifically authorized to amend or revise the terms of the Plan without obtaining shareholder approval in the following circumstances:

(a)	to change the vesting provisions;
(b)	to change the termination provision of the options or Plan which does not extend beyond the original expiry date;

(c)	to amend the eligibility requirements of Participants which would have the potential of broadening or increasing insider participation;
(d)	to add a cashless exercise feature, payable in cash or securities, whether or not the feature provides for a full deduction of the number of underlying securities from the reserved Common Shares;
(e)	to add a deferred or restricted share unit or any other provision which results in Participants receiving securities while no cash consideration is received by the Company; or
(f)	other amendments of a housekeeping nature.

Except as otherwise permitted by the TSX, amendments to the number of Common Shares issuable under the Plan, (including an increase to a fixed maximum number of Common Shares or fixed maximum percentage of Common Shares or a change from a fixed maximum number to a fixed maximum percentage of Common Shares) may not be made without obtaining approval of the Shareholders in accordance with TSX requirements. For greater certainty an increase does not include reloading after exercise under a fixed maximum number or percentage provided the fixed maximum is not increased and the Plan otherwise permits reloading.

The exercise price of any outstanding options may not be reduced unless Shareholder approval is obtained by way of a resolution passed by a majority of the votes cast by the Shareholders at a meeting of Shareholders. The exercise price of any outstanding options may not be reduced and the original term of the option may not be extended to the benefit of Insiders, unless disinterested Shareholder approval is obtained in accordance with TSX requirements.

Any amendment to any provision of the Plan shall be subject to any necessary approvals of the TSX and any other stock exchange or regulatory body having jurisdiction over the securities of the Company.

Notwithstanding any provisions contained in the Plan or any option, if any amendment, modification or termination to the provisions hereof or any option made pursuant hereto are required by any securities regulators, a stock exchange or a market as a condition of approval to a distribution to the public of any shares or to obtain a listing or quotation of any shares, the Board is authorized to make such amendments and thereupon the terms of the Plan, any options, including any option agreement made pursuant hereto, shall be deemed to be amended accordingly without requiring the consent or agreement of any Participant or shareholder approval.

Notwithstanding any provision contained in the Plan, effective April 28, 2005, the Plan must be reconfirmed, every three years, by a resolution passed by a majority of the votes cast by Shareholders at a meeting of Shareholders and if the Plan is not reconfirmed by the Shareholders as required by this provision, no further grants of options may be made under the Plan.

9.         No Further Rights: Nothing contained in the Plan nor in any option granted under this Plan shall give any participant or any other person, any interest or title in or to any Common Shares or any rights as a shareholder of the Company or any other legal or equitable right against the Company other than as set out in the Plan and pursuant to the exercise of any option, nor shall it confer upon the Participants any right to continue as an employee, consultant or advisor of the Company or its affiliates or a director or officer of the Company’s affiliates.

10.       Compliance with Laws: The obligations of the Company to sell Common Shares and deliver share certificates under the Plan are subject to such compliance by the Company and the Participants as the Company deems necessary or advisable with all applicable corporate and securities laws, rules and regulations and rules of the TSX and any other stock exchange having jurisdiction on the securities of the Company. For greater certainty, the Company shall in no event be obligated to take any action in order to cause the issuance and delivery of such certificates to comply with any laws, regulations, rules, orders or requirements.

11.	Interpretation:
(a)	The use of the masculine gender in this Plan shall be deemed to include or be replaced by the feminine gender where appropriate to the particular Participant.
(b)

Where used herein, “Insider” means an insider as defined in the Securities Act (Ontario) (“OSA”) and includes associates and affiliates as defined in the OSA but excludes a director or officer of a subsidiary or affiliate of the Company unless such director or officer:

(i)	in the ordinary course receives or has access to information as material facts or material changes concerning the listed issuer before the material facts or material changes are generally disclosed;
(ii)	is a director or senior officer of a major subsidiary (as defined in National Instrument 55-101) of the listed issuer; or
(iii)	is an insider of the listed issuer in a capacity other than as a director or senior director of the subsidiary or affiliate.
(c)	Where used herein, “Shareholder” means the holders of the Common Shares.

(Amendments made to Plan by Directors’ resolution dated December 1, 1994, March 22, 2000, April 30, 2003 and January 30, 2004 pursuant to the authority granted under section 8 hereof. Amended and Restated Plan approved by Shareholder resolution as of April 28, 2005.)